January 15, 2001


New England Business Service, Inc.
500 Main Street
Groton, Massachusetts 01471

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of New England Business Service, Inc. and subsidiaries for the period ended December 23, 2000, as indicated in our report dated January 15, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included as Exhibit 99 in your Quarterly Report on Form 10-Q for the quarter ended December 23, 2000, is incorporated by reference in Registration Statement Nos. 38-38925, 33-56227, 333-44825, 333-44819, 333-43028 and 333-43804 of New England
Business Service, Inc. on Forms S-8 and Registration Statement No. 333-57657 and 333-87447 of New England Business Service, Inc. on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Boston, Massachusetts


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